Exhibit 99

   Strategic Diagnostics Announces Intent to Exit Catalog Antibody Business to Focus on Faster Growth Areas; Will Take Pre-Tax Charge in Fourth Quarter 2003

    NEWARK, Del.--(BUSINESS WIRE)--Dec. 30, 2003--Strategic Diagnostics Inc. (Nasdaq:SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced that it intends to exit its "catalog" antibody business and to focus on faster growth areas. With that in mind the Company will take a pre-tax charge in the fourth quarter 2003 of between $3.2 million and $3.7 million principally related to a non-cash write-down of inventories.
    In mid-September 2003, SDI announced that it would embark on a review of its operations in a manner designed to assure that the Company focuses its resources on its most promising growth opportunities. The Company's evaluation to date has included, but has not been limited to, the efficiency and effectiveness of the Company's sales operations and manufacturing processes, the Company's product offerings and inventory levels, the Company's key channels to market, the size and opportunities within the principal markets targeted by the Company as well as those presented by the Company's existing customer base.
    Based on this analysis, the Company believes that it will take a non-cash charge of between $3.0 million and $3.5 million to write-down inventories in the fourth quarter of this year. The majority of the write-down reflects the Company's decision to exit its "catalog" antibody business and to focus on its custom and made-to-order sales of antibody products.
    Catalog antibody sales are not a significant contributor to either revenue or growth of the Company. However, segments of the catalog business require that significant inventories be maintained in support of a possible product sale. The Company maintained the catalog inventory to meet opportunistic sales as they developed. Matthew H. Knight, President and CEO commented, "SDI has world class expertise and capabilities in all aspects of antibody manufacturing. We want to leverage these strengths against opportunities in the custom and outsourced manufacturing arena. We also want to become easier to do business with by curtailing competition against catalog houses that currently outsource or would like to outsource their manufacturing."
    The Company is also aggressively rationalizing its test kit product offering. The goal of this effort is to improve operational and supply chain efficiencies. The Company will eliminate inventories of test kit products that are not contributing significantly to revenue or profitability. Mr. Knight commented, "Since much of the Company's kit business grew through acquisition, we found considerable opportunity to further integrate products and standardize kit components across testing platforms. We are maintaining our product lines, but are focusing only on those tests that offer customers the fastest, most reliable and most cost effective method for developing an actionable result. This effort will also make it easier for our sales organization and its customers to identify and apply a solution to the customers' testing needs."

    Fourth Quarter 2003 Outlook

    Before the potential impact of the estimated charges discussed above, the Company expects pre-tax earnings of between zero and $500,000 and with the charges described in the preceding two paragraphs the net pre-tax loss will be between $2.7 million and $3.7 million.
    The Company has received indication from its bank that it intends to waive any provisions of the current lending covenants impacted by the actions described above.

    About Strategic Diagnostics Inc.

    SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek(TM), Trait Chek(TM), GMO QuickChek(TM), and GMO Chek(TM) are pending trademarks for SDI.

    This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, the actual amount and timing of the charges described in this release, SDI's ability to obtain a waiver from its bank regarding these charges, SDI's ability to effectively and successfully redirect its business strategy, changes in demand for products, delays in product development, delays in market acceptance of new products and new methods for doing business, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand and potentially changing market or governmentally established standards, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.


    CONTACT: Strategic Diagnostics Inc. (SDI)
             Stanley J. Musial, 302-456-6789
             www.sdix.com